EXHIBIT 5.1

Osprey Technology Acquisition Corp.

1845 Walnut Street, Suite 1111,

Philadelphia, PA 19103

RE:	Osprey Technology Acquisition Corp. –

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Osprey Technology Acquisition Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (File No. 333-256103) filed by the Company on May 13, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), as amended by Pre-Effective Amendment No. 1 filed by the Company on June 28, 2021, and Pre-Effective Amendment No. 2, to be filed on the date hereof (as so amended, the “Registration Statement”), by the Company with the Commission under the Securities Act, relating to the registration of 92,500,000 shares (the “Registered Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Company Common Stock”), that may become issuable upon the consummation of the transactions contemplated by the Merger Agreement and Plan of Reorganization, dated as of February 17, 2021, (the “Merger Agreement”) by and among the Company, Osprey Technology Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”) and BlackSky Holdings, Inc., a Delaware corporation (“BlackSky”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into BlackSky (the “Merger”) with BlackSky being the surviving corporation and wholly-owned subsidiary of the Company (the “Merger” and the effective time of the merger, the “Effective Time”). We refer herein to (a) the consummation thereof as the “Closing”, (b) the date of the Closing as the “Closing Date” and (c) the Company following effectiveness of the Mergers as “New BlackSky”.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, BlackSky or the holders of any of the following securities:

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(a)	each issued and outstanding share of BlackSky Class B common stock will be converted into the right to receive cash consideration equal to $0.00001 per share;

(b)

each share of BlackSky preferred stock and each share of BlackSky Class A common stock that is issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive a number of shares of Osprey Class A common stock equal to the Per Share Exchange Ratio (as defined below) that is applicable to such share;

(c)

each option to purchase shares of BlackSky Class A common stock (each, a “BlackSky Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will be converted into an option to acquire a number of shares of Company Class A common stock equal to the product of (x) the number of shares of BlackSky Class A common stock subject to the applicable BlackSky Stock Option and (y) the Class A Common Exchange Ratio (as defined below), and will be subject to the same terms and conditions as were applicable to such BlackSky Stock Option (each an “Assumed Osprey Stock Option”). The exercise price per share of each Assumed Osprey Stock Option will be equal to the quotient obtained by dividing (x) the exercise price per share applicable to such BlackSky Stock Option by (y) the Class A Common Exchange Ratio;

(d)

each BlackSky restricted stock unit award (each, a “BlackSky RSU Award”) that is outstanding as of immediately prior to the Effective Time will be converted into an award of Osprey restricted stock units covering a number of shares of Osprey Class A common stock equal to the product of (x) the number of shares of BlackSky common stock subject to the applicable BlackSky RSU Award and (y) the Class A Common Exchange Ratio, and will be subject to the same terms and conditions as were applicable to such BlackSky RSU Award; and

(e)

each warrant to purchase BlackSky Class A Common Stock (each, a “BlackSky Warrant”) that is outstanding and unexercised as of immediately prior to the Effective Time will be (i) automatically exercised in accordance with its terms immediately prior to the Effective Time if such BlackSky Warrant provides that it will be automatically exercised in connection with the Merger (an “Exercising BlackSky Warrant”), (ii) automatically terminated in accordance with its terms immediately prior to the Effective Time if such BlackSky Warrant provides that it will be automatically terminated if not exercised prior to the Effective Time (a “Terminating BlackSky Warrant”) or (iii) assumed by Osprey and converted into a warrant to acquire Osprey Class A common stock if the BlackSky Warrant is not a Terminating BlackSky Warrant or Exercising BlackSky Warrant.

As used herein:

(a)	“Per Share Exchange Ratio” means:

a.

with respect to each outstanding share of BlackSky preferred stock, the greater of (i) a number of shares of Osprey Class A common stock equal in value (based on the Acquiror Closing Trading Price, as described below) to the liquidation preference payable with respect to such share of BlackSky preferred stock pursuant to BlackSky’s amended and restated certificate of incorporation and (ii) a number of shares of Osprey Class A common stock issuable with respect to one share of BlackSky Class A common stock in connection with the Merger. Pursuant to the merger agreement, “Acquiror Closing Trading Price” means the average closing sale price of one share of Osprey Class A common stock on the New York Stock Exchange (“NYSE”) over the thirty day period ending three days prior to the Closing Date;

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b.

with respect to each outstanding share of BlackSky Class A common stock (also referred to herein as the “Class A Common Exchange Ratio”) the quotient of (A) the portion of the Total Consideration Share Amount remaining after deducting the portion thereof payable in connection with the Merger to the holders of BlackSky preferred stock, divided by (B) the number of participating shares of BlackSky Class A common stock issued and outstanding as of immediately prior to the Effective Time on a fully diluted basis (excluding shares of BlackSky Class A common stock issuable upon the conversion of BlackSky preferred stock that will receive their liquidation preference in connection with the Merger and excluding shares of BlackSky Class B common stock); and

(b)	“Total Consideration Share Amount” means the total number of shares of Osprey Class A common stock issuable to the BlackSky equityholders in connection with the Merger.

As of the date of the filing of the Registration Statement, the exchange ratio for each class of preferred stock of BlackSky was approximately:

Class of redeemable convertible preferred stock	Exchange Ratio
Series A redeemable convertible preferred stock	0.0906
Series B redeemable convertible preferred stock	0.1011
Series B-1 redeemable convertible preferred stock	0.2404
Series C redeemable convertible preferred stock	0.4386

Immediately prior to the Effective Time, the Company will amend and restate its amended and restated certificate of incorporation.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) a copy of the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

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(c) an executed copy of a certificate of Jeffrey F. Brotman, Secretary of the Company, dated as of the date hereof (the “Secretary’s Certificate”);

(d) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect and certified pursuant to the Secretary’s Certificate (the “Current Certificate of Incorporation”), filed as Exhibit 3.1 to the Registration Statement (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 5, 2019);

(e) the form of Amended and Restated Certificate of Incorporation of the Company attached as Annex B to the joint proxy statement/consent solicitation statement/prospectus included in the Registration Statement (the “A&R Certificate of Incorporation”), which, subject to approval by the stockholders of the Company and filing with the Secretary of State of the State of Delaware, will (i) amend and restate the Current Certificate of Incorporation and (ii) become effective prior to the issuance of any Registered Shares certified pursuant to the Secretary’s Certificate;

(f) the Bylaws of the Company (the “Current Bylaws”), filed as Exhibit 3.2 to the Registration Statement, and certified pursuant to the Secretary’s Certificate;

(g) the form of Amended and Restated Bylaws of the Company attached as Annex C to the joint proxy statement/consent solicitation statement/prospectus included in the Registration Statement (the “A&R Bylaws”), which have been approved by the board of directors and will (i) amend and restate the Current Bylaws and (ii) become effective prior to the issuance of any Registered Shares, certified pursuant to the Secretary’s Certificate;

(h) certain resolutions adopted by the board of directors of the Company, relating to, among other things, the Registration Statement and the Merger, and certified pursuant to the Secretary’s Certificate; and

(i) a certificate from the Secretary of State of the State of Delaware, dated July 14, 2021, as to the existence and good standing of the Company in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Merger Agreement.

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In rendering the opinions stated herein, we have also assumed that (i) if issued in physical form, the certificates evidencing the Registered Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar or, if issued in book-entry form, an appropriate account statement evidencing the Registered Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, (ii) the issuance of the Registered Shares will be properly recorded in the books and records of the Company and (iii) the issuance of the Registered Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the A&R Certificate of Incorporation, the A&R Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement and the Company’s most recent Annual Report on Form 10-K).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the issuance of the Registered Shares has been duly authorized, and when (i) the Registration Statement as finally amended (including all necessary post-effective amendments) becomes effective under the Securities Act and the Registered Shares are issued pursuant to such Registration Statement, (ii) the stockholders of the Company approve the Mergers, (iii) the Mergers are consummated in accordance with the Merger Agreement, (iv) the A&R Certificate of Incorporation is filed with the Secretary of State of the State of Delaware and such A&R Certificate of Incorporation becomes effective, (v) the A&R Bylaws become effective and (vi) the Registered Shares are issued and delivered in accordance with the terms of the Merger Agreement, the Registered Shares will be validly issued, fully paid and nonassessable under the DGCL.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP